Exhibit 99.1

Consolidated Container Company Announces Earnings for 2006 Fiscal Year

ATLANTA, GA - March 5, 2007 - Consolidated Container Company (“CCC”) today announced its full year net income of $13.2 million and net sales of $857.6 million, compared to a net loss of $22.2 million in 2005 on net sales of $844.5 million. Jeffrey M. Greene, President and Chief Executive Officer of CCC, said, “We are very pleased with our results from 2006. Management continues to believe that our focus on creating a low cost platform, development of a world class management team, select growth in mid-market accounts and success in integrating tuck-in acquisitions has positioned the company for significant long term growth. We further believe the refinancing we are currently pursuing will allow us to continue to execute upon our strategy to create long term value for all of our constituents.”

In a separate press release issued on February 23, 2007, CCC announced that it has commenced tender offers to purchase any and all outstanding $207,000,000 aggregate principal amount at maturity of 10 3/4% Senior Secured Discount Notes due 2009 (CUSIP Nos. 20902YAF9 and 20902YAD4) of CCC and Consolidated Container Capital, Inc. (“Capital”) and the outstanding $185,000,000 principal amount of 10 1/8% Senior Subordinated Notes due 2009 (CUSIP No. 20902YAC6) of CCC and Capital. In addition, CCC announced its intention to enter into new senior secured credit facilities in an aggregate principal amount of $740.0 million (consisting of a $100.0 million asset-based revolving credit facility, a $390.0 million first lien term loan facility and a $250.0 million second lien term loan) or other similar financing.

Following is a discussion of the financial results of CCC for the year ended December 31, 2006, compared to the year-ended December 31, 2005.

Net Sales. Net sales increased by approximately $13.1 million, or 1.6%, to $857.6 million for the year ended December 31, 2006 from $844.5 million in the year 2005. This increase results primarily from the impact of higher average resin costs during 2006. The Company estimated that sales would have been approximately $822.4 million, a decrease of $22.1 million or 2.6% from 2005 after adjusting for the change in resin costs. This decline was primarily attributable to the impact of the sale of the Kansas City, Kansas operation in June 2005 and the closing of two other plants in 2005, lower volumes from some of the Company’s larger sole-source customers due to weakened demand from their end customers, and higher water sales in 2005 as a result of hurricanes Katrina and Rita. Partially offsetting these decreases in year-over-year sales were two acquisitions that closed in 2006 and new business from first-time and existing customers.

Gross Profit. Gross profit was $126.1 million for the year 2006, an increase of $45.3 million or 56.1%, compared to $80.8 million for the 2005 year. The increase is primarily attributable to a gain of $16.1 million dollars from the settlement of a previously disclosed contract dispute in which the Company agreed to pay Dean Foods Company $10.0 million and the receipt of approximately $7.6 million in business interruption insurance proceeds during 2006 related to hurricanes Rita and Katrina in 2005. Excluding these items and in spite of the lower sales volumes described above, gross profit increased $21.6 million or 26.7% from the prior year. This increase was driven by a more profitable mix of products sold, the favorable resin environment, lower lease expenses during 2006 compared to 2005 and the continued improvement of operating trends, including lower conversion and delivery costs in 2006 as a result of capital programs and strategic initiatives.

Selling, General and Administrative Expense. Selling, general and administrative expense increased by $3.2 million to $46.1 million, or 7.4%, from $42.9 million in 2005. This increase is due to higher incentive compensation expenses of $2.9 million as a result of favorable company performance during 2006 compared to 2005, the 2006 accrual of $2.0 million related to the one-time advance of a portion of the Long-Term Incentive Plan, and higher legal and consulting costs of $1.0 million primarily related to the restatement of the Company’s financial statements. Partially offsetting the increase were lower salary and severance expenses during 2006 resulting, in part, from the Company’s reorganization in the second quarter of 2005.

Interest Expense. Interest expense increased by approximately 11.5%, or $6.4 million, to $61.9 million in 2006 from $55.5 million in 2005. The increase is primarily due to an increase in the weighted-average interest rates on the Company’s floating-rate debt and higher average revolver borrowings. Additionally, there was an approximate $2.0 million increase in accretion on our senior secured discount notes.

About Consolidated Container Company

Consolidated Container Company, which was formed in 1999, is a leading North American developer, manufacturer and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. CCC has long-term customer relationships with many blue-chip companies including Dean Foods, DS Waters of America, The Kroger Company, Nestle Waters North America, The Procter & Gamble Company, Exxon Mobil, Scotts and Colgate-Palmolive. CCC serves its customers with a wide range of manufacturing capabilities and services through a nationwide network of 56 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. Additionally, the company has 3 international manufacturing facilities in Canada and Mexico.

Forward-Looking Statements

This document may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such forward-looking statements, particularly those statements regarding the timing, effects and entry in to new credit facilities, reflect CCC’s current expectations and beliefs, are not guarantees of performance of CCC and are subject to a number of risks, uncertainties, assumptions and other factors including, without limitation, the possibility that (1) CCC is unable to complete the financing described above on favorable terms; (2) the available market for capital is negatively altered and (3) overall changes in the general economy, that could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT: Richard Sehring, Consolidated Container Company, 678-742-4600

CONSOLIDATED CONTAINER COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Year Ended December 31,
	2006	2005	2004
Net trade sales	$719,879	$716,397	$647,369
Related party sales	137,738	128,103	111,284

Net sales	857,617	844,500	758,653
Cost of sales	748,972	763,669	675,946
Settlement gain	17,504	—	—

Gross profit	126,149	80,831	82,707
Selling, general and administrative expenses	46,095	42,921	41,545
Amortization expense	1,514	874	33
Loss on disposal of assets and impairments	3,067	4,609	5,431

Operating income	75,473	32,427	35,698
Interest expense	61,865	55,498	59,434

Income (loss) before income taxes	13,608	(23,071)	(23,736)
Income tax expense (benefit)	381	(840)	324

NET INCOME (LOSS)	$13,227	$(22,231)	$(24,060)

CONSOLIDATED CONTAINER COMPANY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

(Amounts in thousands)

	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$433	$1,098

Accounts receivable (net of allowance for doubtful accounts of $1,389 in 2006 and $1,440 in 2005)	76,310	80,128
Related party receivable	22,634	35,560
Inventories	44,065	55,018
Other current assets	14,974	29,393

Total current assets	158,416	201,197
PROPERTY AND EQUIPMENT, Net	261,995	259,334
GOODWILL	223,769	219,427
INTANGIBLES AND OTHER ASSETS	21,021	21,228

	$665,201	$701,186

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$57,454	$103,714
Related party payable	2,305	31,416
Accrued liabilities	48,302	47,517
Revolving credit facility	3,700	2,900
Current portion of long-term debt	6,197	218,568

Total current liabilities	117,958	404,115
LONG-TERM DEBT	598,923	365,654
OTHER LIABILITIES	37,252	41,401
COMMITMENTS AND CONTINGENCIES	—	—

MEMBER’S DEFICIT:
Member’s deficit	(65,382)	(79,118)
Accumulated other comprehensive income (loss):
Foreign currency translation	69	21
Defined benefit and other post-retirement plans	(23,619)	(30,887)

Total member’s deficit	(88,932)	(109,984)

	$665,201	$701,186